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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT*

                  NAME                                      STATE OF INCORPORATION
                  ----                                      ----------------------
Subsidiaries Incorporated in the United States:

     C/P Products Corp.....................................    Indiana

     United Sales and Warehouse of Texas, Inc. ............    Texas

Foreign Subsidiaries:

     The Coast Distribution System (Canada) Inc............     Quebec, Canada

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*        In accordance with the descriptions set forth in Paragraph (b) of Item
         601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1998.